UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 25, 2005

ENTRAVISION COMMUNICATIONS CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-15997	95-4783236
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2425 Olympic Boulevard, Suite 6000 West, Santa Monica, California 90404

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (310) 447-3870

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On July 25, 2005, Entravision Communications Corporation (the “Company”) entered into an Asset Purchase Agreement (the “Agreement”) with Univision Communications Inc. (“Univision”) regarding the sale of the Company’s radio stations KBRG(FM) and KLOK(AM), which serve the San Francisco/San Jose, California markets, and other assets related to the operation of those stations, to Univision for $90 million (the “Purchase Price”). Univision is also assuming certain liabilities relating to the acquired assets.

Univision will pay at least $60 million of the Purchase Price in the form of shares of the Company’s Class U common stock held by Univision, based on the volume weighted average price of the Company’s Class A common stock during the ten-day trading period preceding the closing date. The balance of the Purchase Price will be paid either in cash or additional shares of Entravision’s Class U common stock valued in the same manner as described in the preceding sentence.

The closing of the transaction is subject to various conditions, including (i) the expiration or early termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, (ii) approval of the transfer of the station licenses by the Federal Communications Commission and (iii) other closing conditions customary for transactions of this nature. The Agreement also contains representations and warranties, as well as indemnification provisions, customary for transactions of this nature.

The Company currently anticipates that the closing of the transaction will occur in the first quarter of 2006.

On July 26, 2005, the Company issued a press release announcing that it entered into the Agreement, a copy of which is attached to this Report as Exhibit 99.1.

Relationship with Univision. Univision currently owns approximately 30% of the Company’s common stock on a fully-converted basis. As part of its acquisition of Hispanic Broadcasting Corporation in 2003, Univision reached an agreement with the Department of Justice (DOJ) to reduce its ownership stake in Entravision to 15% by March 26, 2006. This transaction is currently expected to reduce Univision’s percentage ownership in Entravision to approximately 20%.

Pursuant to the Company’s Univision network affiliation agreements, Univision acts as the Company’s national advertising sales representative for the Company’s television stations affiliated with Univision’s primary network and Univision’s TeleFutura Network.

The Company is also party to a marketing and sales agreement with Univision that expires in 2021. Under that agreement, the Company manages the marketing and sales operations of Univision-owned TeleFutura affiliates in six markets—Albuquerque, Boston, Denver, Orlando, Tampa and Washington, D.C.—where the Company currently owns and operates a Univision affiliate.

Item 9.01 Financial Statements and Exhibits

(a) Not Applicable.

(b) Not Applicable.

(c) Exhibits

99.1	Press release issued by Entravision Communications Corporation on July 26, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENTRAVISION COMMUNICATIONS CORPORATION

Date: July 27, 2005	By:	/s/ Walter F. Ulloa
Walter F. Ulloa
Chairman and Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Description of Exhibit
99.1	Press release issued by Entravision Communications Corporation on July 26, 2005.